Exhibit 99.2

Conference call script

January 27, 2004

1. INTRODUCTIONS/SAFE HARBOR LANGUAGE

[Barry Sievert]

Thank you, Brent. I’d like to welcome everyone to our conference call this afternoon.

We released our fourth quarter and fiscal year 2003 results today. The release crossed the wire at 3:19 p.m. Central Time. Joining me today are Katy Murray, i2’s Chief Financial Officer, and Sanjiv Sidhu, i2’s Chairman and CEO, who will deliver some prepared remarks. Pallab Chatterjee, i2’s President of Solutions Operations, and Bill Beecher, i2’s former CFO, will also be available for Q&A after the prepared commentary.

Before we begin, I’ll remind you that the comments we’ll make today are subject to the SEC’s “Safe Harbor” provisions. During our commentary and the question and answer session, we will make estimates and forward-looking statements that are the current beliefs and opinions of certain members of i2 management. These statements are indicated by such terms as plans to, preliminary, goal, will, believe, targeting, expect, anticipate, intend and likely. They include statements regarding future revenues or expenses, earnings and operations, as well as statements regarding demand for the company’s solutions and the company’s ability to achieve its targets, goals and initiatives.

We can give no assurance regarding the achievement of these forward-looking statements, as they are only estimates, and the actual outcomes may be significantly different. Additionally, we expect that these forward-looking statements will change in the normal course of our business, and management specifically disclaims any obligation to update forward-looking statements that we may make on today’s call.

Please refer to the sections in i2’s filings with the SEC captioned “Forward-Looking Statements” and “Factors That May Affect Future Results” in the MD&A sections of our most recent 10-K and 10-Q filings with the SEC, which are available on our web site.

I’d now like to turn over the call to i2’s CFO, Katy Murray.

2. QUARTERLY RESULTS REPORTING

[Katy Murray]

Thank you, Barry.

Introductory Comments

Good afternoon and thank you for joining us today for the release of our fourth quarter and full year 2003 results. Before I go through the results I would like to say that I’m excited to serve as i2’s CFO and look forward to working with our customers, partners, and investors.

With that, I will walk through the fourth quarter and fiscal year 2003 results.

Revenues

For the fourth quarter, total license revenues recognized were $14.8 million, which was an increase from the $14.2 million recognized in the third quarter. License revenues in the fourth quarter included $8.5 million of revenue that is recurring in nature, mainly from our content business, and $6.3 million of core license revenue, which is an increase from the $4.7 million of core license revenue recognized in the previous quarter.

We are reporting $30.1 million of service revenues in the fourth quarter. This compares to $31.8 million of service revenue recognized in the third quarter. Service revenue in the fourth quarter includes approximately $2.9 million of related reimbursable T&E expense, which was consistent with the third quarter results.

We also recognized $32.0 million of maintenance revenues for the quarter. This compares to $35.1 million of maintenance revenue recognized in the previous quarter.

Total revenues for the fourth quarter also included $20.7 million in contract revenue, of which $6.7 million was revenue attributable to development services projects and $14.0 million was revenue that was deferred from earlier periods as a result of the Company’s restatements. The $6.7 million of development services revenue, recognized from 37 projects, represents an increase from the $5.2 million recognized in the third quarter. We exited the quarter with 51 in-process development services projects.

The $14.0 million of deferred contract revenue was significantly less than the $31 million recognized in the third quarter. As we have mentioned before, the timing of the recognition of this deferred contract revenue is difficult to predict. This revenue is not typically associated with the current business or cash collections and I would encourage investors to consider this when evaluating the Company’s current performance.

Total revenues for the quarter, including contract revenues, were $98 million, down from $117 million in the third quarter. It is important to note that the sequential decrease in revenues is primarily related to the decrease in deferred contract revenues recognized in the quarter.

On a regional basis, 64% of our total revenue recognized was from the Americas, 22% was from EMEA, and Japan and APAC each contributed 7%.

Existing customers accounted for 94% of core license and development services revenues recognized. We appreciate having this support from our customers, but we desire to see less reliance on our installed base in future quarters. As we have said previously, we are in the process of adding to the sales force to improve our sales coverage.

We recognized 60 core license and development services transactions in the quarter, including 23 core license transactions with an ASP of $275,000. For core license transactions over $100k, the ASP was $548,000. In the prior quarter, we reported 21 core license transactions with an ASP of $222,000, and for transactions over $100K, an ASP of $436,000.

On a vertical basis, high tech, CPG and retail, and auto and industrial were the best performing areas in the quarter. The high tech industry accounted for 31% of core license and development services revenue recognized.

Our differentiated merchandising, revenue and pricing optimization, and master data management solutions appear to be generating significant interest within the CPG and retail industries. For the fourth quarter, the CPG and retail industries accounted for 26% of recognized core license and development services revenue.

Automotive and industrial accounted for 20% of recognized core license and development services revenue and we continue to see encouraging demand for our spare parts solutions within this sector.

Metals accounted for 2%; and various other industries accounted for 21% of recognized core license and development services revenue.

In wrapping up the revenues discussion, I would like to provide some information regarding our bookings. During our October earnings call we indicated that our Q4 pipelines were showing improvement. Like the third quarter, our fourth quarter bookings of licenses and development services did exceed our recognized revenue. However, we did not achieve our internal plan and these bookings were modestly down from the third quarter. Sanjiv will provide some additional comments regarding the state of our business.

Expenses

I will now address expenses. We are reporting total costs and operating expenses of $99.6 million for the quarter, which included approximately $2.5 million for legal fees related to the SEC investigation and shareholder lawsuits and $800 thousand of costs related to restated deferred contract revenue. Fourth quarter expenses were impacted somewhat by the decline of the US dollar. On a constant dollar basis, we expect ongoing total costs and operating expenses in the first quarter of this year to be consistent with the fourth quarter of 2003. We are continuing to evaluate opportunities for efficiency within the company.

Other income continued to be negative this quarter by $3.9 million and we expect this to continue due to the interest expense we carry on our debt and poor yields on cash investments.

Net Income

Bottom line, including the impact of restated deferred contract revenue and expense, we are reporting a GAAP operating loss for the fourth quarter of $1.9 million and a net loss of $7.0 million, or a loss of $0.02 per share.

Full Year Results

For the full year 2003 we are reporting $65 million of total license revenue, $27 million of development services revenue and $495 million of total revenue. We are reporting net income of $42.5 million, and fully diluted earnings per share of $0.09.

Balance Sheet

I will now move on to the balance sheet. In the fourth quarter we burned approximately $28 million in cash. Major uses of cash included $16 million for operations, which included $5 million for an insurance renewal. We also used $9 million for debt service and $3 million for payments related to restructuring. We ended the quarter with a total of $309 million in cash and investments.

DSOs for the quarter were 34 days, which included the beneficial effects of the restated deferred contract revenue recognized in the quarter. Without this restated deferred contract revenue, DSOs were 38 days. We expect DSO’s will rise from these levels in future periods.

Deferred revenues were $213 million at the end of the fourth quarter, of which $125 million is the net restated deferred contract revenue resulting from the restatement.

I want to point out that because of our recent results, particularly the decrease in Q4 bookings and our expectation that we may settle certain contingent liabilities, we believe that our cash burn in the next couple of quarters will likely be close to the level we experienced in Q4.

In addition, we have been in negotiations to settle or otherwise resolve certain other contingencies the company faces, including the class action litigation. Any settlement or resolution of these matters, if achieved, would likely involve significant cash payments from the company. You should be aware that if any such settlement or resolution is achieved prior to the time we file our Form 10-K for 2003, the terms will likely be required to be reflected in the 2003 financial statements that we file with that report. That would result in an increase in expense and a reduction in earnings equal to the amount of cash payments required to be made by the company.

As previously reported in our SEC filings, to improve our financial condition we are considering various potential financial transactions that, if completed, would result in, or would enable us to achieve, a de-leveraging of our balance sheet.

Headcount

Total headcount at the end of the quarter was 2,452, down 35 from 2,487 reported in the previous quarter. We currently have 1,100 employees located in India.

We finished the quarter with 106 quota carrying sales people within our sales organization. This includes traditional sales reps, sales managers and also client managers, which have previously been included within our services organization. As a point of comparison, measured the same way, we had 108 quota carrying sales people at the end of Q3. As I mentioned previously, we are looking to add to our salesforce to offer broader sales coverage in order to be in a position to capitalize on any future demand that materializes in the market.

Summary

In summary, 2003 was a challenging year and we are glad that it is now behind us. We believe that we are positioning i2 to capitalize on increases in demand for our solutions that may materialize with a stronger economy.

I’d like to say that I am looking forward to the opportunity to serve as i2’s CFO.

And with that I’ll turn the call over to Sanjiv.

[Sanjiv Sidhu]

Thank you, Katy.

By now you’ve had a chance to look at the results. As you continue to do so, please keep in mind that i2 is still operating under the shadow of the re-audit that we went through. During the re-audit, some companies shied away from starting up new projects with us. Although the re-audit is now behind us and we are seeing signs of sales pipelines improving, we still face the lingering effects of the re-audit. With sales cycles averaging 9 to 12 months, I believe that this shadow is likely to remain for the next few quarters as we work to convert pipelines into bookings, and then bookings into revenue.

We completed some key transactions this past quarter, adding several new customers, including The Brick Warehouse Corporation—Canada’s largest retailer of furniture, mattresses and appliances. We also added JFE Steel—Japan’s newly formed company with the merger of Kawasaki Steel and NKK Corporation. Both of these Japanese companies were already successful i2 customers. The merged giant is now expanding its supply chain solution and they’re making i2 a standard for their supply chain needs. We also had several key wins in China. ZTE, a leading Chinese telecom manufacturer, bought Demand Planner, Demand Fulfillment and Supply Chain Planner solutions from i2. And Sinotrans, a major logistics company, became an important alliance partner that will be offering logistics services using our solutions to Chinese customers. We also did a significant amount of expansion of business with existing customers.

Although the reported revenue doesn’t reflect it in this past quarter, i2 closed five transactions of more than $1M in Q4, with revenue that will be recognized over time. And we helped almost 40 customers go-live with various i2 applications over the quarter—essentially one every other business day—and more, we believe, than any other vendor in this space.

Now looking forward, I believe that the market for supply chain solutions will grow more rapidly than we’ve seen over the past several years. According to several leading analysts such as AMR Research, demand for supply chain management applications is growing faster than most. i2 has been acknowledged by Gartner as one of the most visionary vendors in the SCP market, noted for our product functionality and industry expertise. And i2 has customers that AMR pointed out are some of the best supply chain practitioners in the world—companies that are leaders in every major industry that i2 participates in.

Our teams then are working hard to capitalize on our market-leading assets in this expanding market in order to renew our momentum. Let me now discuss our plans for this growth in the coming year.

Growth Plan

Our plan for growth focuses on four key components. We are going to focus on:

1. Demonstrating our product differentiation and the value we bring to the market;

2. Brand improvement for the company;

3. Sales coverage; and

4. A customer staircase program.

Let me take you quickly through each of these.

Differentiated Solutions

So the first one was demonstrating our product differentiation. One of the exciting accomplishments over the past year was the development and delivery of our new i2 Six platform. This past quarter, we delivered the latest version of this platform called i2 6.1. 6.1 will benefit many of our customers as they expand their approach to include closed loop workflows in their enterprise. If you remember, I described closed loop workflows and how they are different from traditional supply chain planning in our last call. So we will then invest in taking this new platform to market, and proving how companies can benefit from best of breed solutions.

One trend that we are focused on and has emerged quickly as the economic outlook has brightened is the rapidly rising interest in demand-side applications. Companies are beginning to reinvest in solutions that will enable them to grow revenues. At our upcoming Planet industry conference, we’ll be demonstrating several key closed loop workflows that are designed to give these companies what they need in this critical demand-facing application space. These include:

•	Continuous Demand Management

•	Customer Order Fulfillment

•	Merchandising and Replenishment Workflows for Retail

Continuous Demand Management which is taking forecasting to a new level and our Continuous Demand Management solution allows companies to come up with a sales plan and then continuously monitor the execution of that plan and then take action that detects why the sales plan is varying from what was originally perceived and take actions to quickly return the company to maximizing its revenue potential.

Second, we have a very attractive Customer Order Fulfillment solution. Simply stated, this solution fills some of the gaps that exist in the current ERP Order Management solutions to be able to meet the changing needs of customers today.

Third, we have a Merchandising and Replenishment workflow for retail. Our Merchandising and Replenishment workflows were key to winning The Brick account. The Brick was looking to balance promotions, inventory levels and operating costs while better managing distribution costs across its growing operations. When they investigated how they could improve their supply chain operations, Brick executives wanted assurances that the new system would meet its high customer service standards. The Brick chose i2 over a crowded field of competitors based on this solution.

We believe that we continue to innovate faster than anyone else, and we plan to use that strength in differentiated solutions to help spur renewed growth in 2004 and later.

Marketing and Brand Development

The second leg of our growth program is our investment in marketing and brand development. We have become far more efficient in our marketing program than ever before. Janet Eden-Harris leads a team that has created focused programs to bring in qualified opportunities to our field and measure their progress through our sales process. And they’ve been working with customers, with press and analysts to shore up our brand. But we believe that it is now time to invest in marketing programs to do more aggressive outreach to prospective customers considering supply chain solutions. We have a number of campaigns lined up over the next several quarters to broaden our reach and to expand our brand footprint beyond our loyal customer base.

Sales Coverage

The third leg of our program is sales coverage. As I announced last quarter, we’re shifting more resources to our field teams and opening up headcount to add key individuals to our sales force.

Customer Staircase Programs

The final piece of our growth initiative is around customer staircase opportunities. The new i2 Six platform, built on a web-services architecture, has been designed expressly for ease of integration and rapid data modeling—both with i2 software products as well as non-i2 applications. There are hundreds of customer staircase opportunities within our customer base, and our new platform makes it easier for us to broaden our solution footprint in companies already using our software.

So our differentiated products, more investment in marketing and brand, increased sales coverage, and customer staircase programs should fuel renewed revenue growth later this year.

Growing Emphasis on Retail

Let me now comment on a few additional factors I see that are encouraging for i2 as we move into 2004.

On the vertical front, the retail market is beginning to show strength. Not everyone realizes the depth and breadth of i2’s footprint for Retail. We have the largest in-production Merchandise Planning implementation in the industry, and one of the largest Merchandise Planning installed bases. And we address some of the most challenging areas of retailing today with our Replenishment and Allocation Planning solutions. We are further strengthened and differentiated in Transportation Management solutions that are used by many retailers today. Based on the strength of our solution, we’re seeing increased interest in the retail segment.

On another note, I want to remind you once again about the progress we’ve made in customer satisfaction. One proof of that is the maintenance renewal rates and that is a key factor in our ability to ultimately sell add-on solutions to these customers.

Summary

Let me summarize now. Like Katy and everyone else, I’m glad that 2003 is behind us.

One of the most heartening things about the past year is the tremendous support that customers have given us. We closed some significant transactions over the past year with many of our customers including Rockwell Collins, Dole Fresh Vegetables, Del Monte Foods, PSS World Medical, Hitachi, Cummins Engine, International Steel, and Woolworths, Ltd., among others.

i2ers also delivered impressive internal productivity gains and created real value for customers through our solutions and we will continue to look for ways to trim operating expenses but without sacrificing our ability to grow revenues in a rising economy.

I am very proud of the way i2ers dealt with the challenges in the year 2003, and feel confident in the ability of our team to capitalize on the opportunities that the year 2004 brings.

With that I’d like to turn it over for questions.